Exhibit 10.3

A123SYSTEMS, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), made as of January 29, 2013 (the “Effective Date”), sets forth the terms and conditions under which David Prystash (“Contractor”) will provide consulting services to A123 Systems, Inc. (“A123”) with a principal office at 200 West Street, Waltham, MA 02451.

In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.                                      Scope of Contractor’s Services.  The services to be performed by Contractor are described and identified in the Statement of Work form attached to this Agreement as Appendix A (the “Services”).

2.                                      Consulting Fees and Expenses.  Contractor’s fees and entitlements for the full and proper performance of this Agreement shall be as set forth in Appendix A, and fees shall be payable in installments as more fully described in Appendix A.  Contractor shall be reimbursed for all travel and other expenses incurred by Contractor in connection with or related to the performance of the Services subject to A123’s expense policies.

(a)                                 Independent Contractor.  It is the express intention of the parties to this Agreement that Contractor is an independent contractor and not an employee, agent, joint venturer or partner of A123 for any purposes whatsoever.  Contractor shall not be entitled to any benefits.  Contractor shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes and for maintaining adequate workers’ compensation insurance coverage for him/herself.

(b)                                 Performance of Services.  Contractor shall have the right to control and determine the time, place, methods, manner and means of performing the Services.  In performing the Services, the amount of time devoted by Contractor on any given day will be entirely within Contractor’s control, and A123 will rely on Contractor to put in the necessary amount of time as is necessary to fulfill the requirements of the Agreement.

(c)                                  Final Results.  In the performance of the Services, Contractor has the authority to control and direct the performance of the details of the Services, A123 being interested only in the results obtained.  However, the Services contemplated herein must meet A123’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.

3.                                      Non-Disclosure.

(a)                                 In the course of providing the Services and at all times thereafter, Contractor will maintain as strictly confidential all Confidential Information (as defined below) which Contractor may access, create, or obtain in the course of providing the Services, and Contractor will not (nor will Contractor assist any other person or entity to), directly or indirectly: (i) reveal, report, publish or disclose such Confidential Information to any person or entity for any reason (other than in the course of performing the Services, as expressly authorized by A123); or (ii) use such Confidential Information, except as reasonably required by Consultant’s performance of the Services or otherwise authorized in writing by A123.  The foregoing will not apply to the extent Contractor is required to disclose any Confidential Information by applicable law or legal process so long as Contractor promptly notifies A123 of such pending disclosure and consults with A123 prior to such disclosure concerning the advisability of seeking a protective order or other means of preserving the confidentiality of the Confidential Information.

(b)                                 “Confidential Information” shall mean all trade secrets or confidential or proprietary information designated as such in writing by A123, whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by A123 to Contractor.  Notwithstanding the foregoing, information which is orally or visually disclosed to Contractor by A123, or is disclosed in writing without an appropriate letter, proprietary stamp or legend, shall constitute Confidential Information if (i) it would be apparent to a reasonable person, familiar with A123’s business and the industry in which it operates, that such information is of a confidential or proprietary nature the maintenance of which is important to A123 or if (ii) A123, within 30 days after such disclosure, delivers to Contractor a written document or documents describing such Confidential Information and referencing the place and date of such oral, visual or written disclosure and the names of the representatives of Contractor to whom such disclosure was made.  In addition, the term “Confidential Information” shall be deemed to include:  (a) any notes, analyses, compilations, studies, interpretations, memoranda or other documents prepared by Contractor or Contractor’s representatives which contain, reflect or are based upon, in whole or in part, any Confidential Information furnished to Contractor or its representatives pursuant hereto; and (b) the existence or status of, and any information concerning, the discussions between the parties concerning the possible establishment of a business relationship.

Contractor also acknowledges that clients and vendors of A123 furnish to A123 information concerning their respective business affairs, finances, properties, methods of operation or other data which are not public and which are proprietary or confidential.  Accordingly, Confidential Information also includes any information described above which A123 obtains from another party and which A123 treats and/or has an obligation to treat as confidential or designates as Confidential Information, whether or not owned or developed by A123.  Except for Confidential Information disclosed to Contractor by A123, Contractor agrees not to use the confidential information of any third party in the performance of Services hereunder.

The provisions of this Section 3 are necessary for the protection of the business and goodwill of A123 and are considered by Contractor to be reasonable for such purpose.

Contractor agrees that any breach will cause A123 substantial and irreparable injury and, therefore, in the event of any such breach, in addition to other remedies which may be available, A123 shall have the right to specific performance and other injunctive and equitable relief.

4.                                      Term of Agreement.

(a)                                 This Agreement shall become effective as of the Effective Date and shall remain in effect for a period of 12 months, unless terminated by either party as set forth below.

(b)                                 This Agreement may be terminated at any time (i) upon the mutual written consent of the parties hereto or (ii) by either party, for any reason, upon fifteen (15) days written notice; provided, however, that A123 shall not be entitled to terminate under this subsection (b)(ii) until after April 30, 2013, unless such termination is for cause.

(c)                                  Following the termination or expiration of this Agreement, no further Services shall be provided hereunder.  Contractor shall be entitled only to payment for Services performed prior to the effective date of termination, and such payment shall constitute full settlement of any and all claims of Contractor of every description against A123 under this Agreement. All other provisions of this Agreement shall remain in full force and effect.

5.                                      Evidence of Federal Tax Return Filing.  Contractor agrees to furnish to A123, by no later than May 15 of the year after the calendar year in which fees hereunder are paid, evidence that the income received from A123 for independent contractor services was reported consistent with the reporting requirements of an independent contractor.  A123 shall file Form 1099 to report the fees paid to Contractor.

6.                                      General.

(a)                                 This Agreement is the entire agreement of the parties, on the subject hereof, and supersedes all previous communications.  No waiver or modification of its provisions shall be effective without a writing signed by the party against whom such waiver or modification is sought to be enforced.

(b)                                 The invalidity of any provision of this Agreement shall not affect the validity of any other provision hereof.  In the event that the terms of any provision hereof are determined by a court of competent jurisdiction to be unenforceable, such provision shall be enforced to the extent that it is legally enforceable.

(c)                                  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, USA.  The parties hereby agree that the courts located in the Commonwealth of Massachusetts, USA, shall constitute the sole and exclusive forum for the resolution of any and all disputes arising under, out of, or in connection with this Agreement and hereby consent to the jurisdiction of such courts and irrevocably waive any objections thereto, including, without limitation, on grounds of improper venue or forum non conveniens.

(d)                                 Contractor agrees that, upon the completion of the provision of Services to A123 or upon request by A123, Contractor will deliver promptly to A123 all property belonging to, prepared by, purchased by, or held in the custody of A123, as well as all Confidential Information, and Consultant further agrees not to make, retain, or distribute copies thereof.

IN WITNESS WHEREOF, the parties have duly executed this Agreement under seal as of the date first set forth above.

CONTRACTOR		A123 SYSTEMS, INC.

By:	/s/ David Prystash	By:	/s/ David P. Vieau

Title:	Chief Liquidating Officer	Title:	Director

Date:	01/31/13	Date:	01/31/13

APPENDIX A

STATEMENT OF WORK

This Statement of Work #1 is entered into between A123 Systems, Inc. (“A123”) and Contractor pursuant to the Consulting Agreement between A123 and Contractor dated January 29th, 2013 and shall be in all respects subject to the terms and conditions of said Consulting Agreement, which are incorporated herein by reference.  The terms and conditions below may be revised by mutual agreement in future Statements of Work.

DESCRIPTION OF SERVICES AND PROJECT MILESTONES

Contractor shall serve as A123 Systems, Inc.’s General Counsel and will perform such services as are necessary and normally associated with such position, in connection with the wind down, closing and liquidation of A123 Systems, Inc.’s estate in Chapter 11 bankruptcy (Case No. 12-12859), including, without limitation, (i) ensuring A123’s compliance with applicable law, (ii) continuing performance of A123’s duties as a debtor in possession, (iii) reviewing, reconciling and assisting with objections to proofs of claim filed against A123; (iv) assisting with any post-closing issues under the asset purchase agreements entered into by A123; (v) supporting the effort to file a disclosure statement and plan of liquidation, obtain approval of the disclosure statement and obtain confirmation of the plan, and (vi) supporting the effort to bring about the occurrence of the effective date of the confirmed plan (the “Services”).  The Services performed shall commence on January 30th, 2013 and shall continue until April 30, 2013, unless otherwise extended by written agreement of the parties, including any mutually agreed terms and conditions (“Service Period”).

COMPENSATION

Contractor will be compensated for the performance of Services during the Service Period as follows:

Contractor shall provide 40 hours of services per calendar week and shall be paid a fixed rate of $38,000 per month in arrears for the consulting services (“Monthly Consulting Fee”). Contractor shall be paid 50% of the Monthly Consulting Fee on the 15th day of the month and 50% of the Monthly Consulting Fee on the last of the Month.  Any partial month of services will be compensated on a pro-rata basis to be calculated by dividing the monthly rate by the number of week days in the applicable month to determine the applicable daily rate.

At all times during the Service Period A123 shall provide Contractor with directors and officers liability insurance (“D&O”) commensurate with the level of D&O insurance maintained by A123 on its officers on the date hereof, including, for the avoidance of doubt, the benefits of all “wind down” and “tail” endorsements being provided under such policies. Additionally, during the Service Period A123 will indemnify Contractor as an officer under its Bylaws and Articles of Incorporation and Contractor will be entitled to indemnification to the fullest extent permitted under applicable Delaware law.

Contractor shall also be allowed to use his current laptop computer and Blackberry device as well as be provided with an office at A123’s Waltham, MA facility and all telephone, Internet, copying and other office amenities reasonably necessary to perform the Services.

Acknowledged and agreed:

CONTRACTOR		A123 SYSTEMS, INC.

By:	/s/ David Prystash	By:	/s/ David P. Vieau

Title:	Chief Liquidating Officer	Title:	Director

Date:	01/31/13	Date:	01/31/13